Exhibit 10.19

THIRD AMENDMENT TO LEASE AGREEMENT

This THIRD AMENDMENT TO LEASE AGREEMENT (this "Third Amendment") is executed to be effective as of February 1, 2007, by and between WIREDZONE PROPERTY, L.P., a Delaware limited partnership ("Landlord"), and COMBIMATRIX CORPORATION, a Delaware corporation ("Tenant"). Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as ascribed to such terms in the Lease (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the provisions of that certain Lease Agreement (the "Original Lease"), dated October 19, 2000, executed by Landlord and Tenant, as amended by that certain First Amendment to Lease Agreement (the "First Amendment") executed by Landlord and Tenant to be effective as of April 22, 2001, and as further amended by that certain Second Amendment to Lease Agreement (the "Second Amendment") executed by Landlord and Tenant to be effective as of May 1, 2002 (as amended, the "Lease"), Tenant leased the Premises;

WHEREAS, Landlord and Tenant desire (a) to reduce and relocate the Premises to consist of (i) approximately 5,500 square feet of Rentable Space located on the third (3rd) floor of the Building, as more particularly outlined on Exhibit "B-2" attached hereto (the "Third Floor Relocation Premises"), (ii) approximately 19,439 square feet of Rentable Space located on the second (2nd) floor of the Building, as more particularly outlined on Exhibit "B-2" attached hereto (the "2nd Floor Reduced Premises"), and (iii) approximately 5,785 square feet of Rentable Space located on the first (1st) floor and mezzanine level in the Building and identified as the "First Floor Additional Premises" in the First Amendment (collectively, the "Reduced Premises"), (b) to extend the term of the Lease with respect to the Reduced Premises on the same terms and conditions contained in the Lease, as amended hereby, and (c) to further modify the terms of the Leases, as provided herein.

NOW, THEREFORE, for and in consideration of the premises, the agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant do hereby expressly agree, covenant and acknowledge as follows:

1.     Leased Premises.

a. Effective as of February 28, 2007 (the "Third Floor Relocation Commencement Date"), Tenant shall vacate the portion of the Premises located on the third (3rd) floor of the Building (the "Third Floor Give-Back Space") and shall relocate to the Third Floor Relocation Premises, and all references in the Lease to the portion of the "Leased Premises" located on the third (3rd) floor of the Building shall thereafter be deemed to be references to the Third Floor Relocation Premises.

b. Effective as of April 30, 2007 (the "Second Floor Reduced Premises Commencement Date"), Tenant shall vacate all portions of the Premises located on the second (2nd) floor of the Building, with the exception of the Second Floor Reduced Premises (that portion of the current Premises located on the second (2nd) Floor of the Building and not included within the Second Floor Reduced Premises is hereinafter referred to as the "Second Floor Give-Back Space"). All references in the Lease to the portion of the "Leased Premises" located on the second (2nd) floor of the Building shall thereafter be deemed to be references to the Second Floor Reduced Premises.

c. Tenant shall have the right to occupy the applicable portion of the current Premises through the day immediately preceding the Third Floor Relocation Commencement Date or the Second Floor Reduced Premises Commencement Date, as applicable, on the same terms and conditions set forth in the Lease. The applicable portion of the Leased Premises shall be surrendered to Landlord by Tenant on or before the Third Floor Relocation Commencement Date or the Second Floor Reduced Premises Commencement Date, as applicable, and Tenant shall fully comply with all provisions under the Lease with respect to the current Premises, including without limitation all provisions relating to the payment of Base Rental for the current Premises, the condition of the Current Premises and the removal of Tenant's personal property, if any, from the Current Premises.

2.     Term. The Term of the Lease, as amended hereby (the "Extended Term"), shall expire on October 31, 2010 (the "Expiration Date").

3.     Base Rental.

a. The Base Rental for both the Third Floor Relocation Premises and the First Floor Additional Premises from and after February 1, 2007 shall be the amount per square foot of Rentable Space set forth in the following schedule:

Annual Base Rental Rate
Months	Per Square Foot of Rentable Space

02/01/07* - 10/31/08	$13.00
11/01/08 - 10/31/09	$13.39
11/01/09 - 10/31/10	$13.79

*With respect to the calendar month of February 2007, the parties acknowledge that Tenant shall be required to pay Base Rental as to the Third Floor Relocation Premises only, and not as to the Third Floor Give-Back Space, notwithstanding that Tenant is not required to vacate the Third Floor Give-Back Space until February 28, 2007 pursuant to Section 1 above.

b. The Base Rental for the Second Floor Reduced Premises from and after February 1, 2007 shall be the amount per square foot of Rentable Space set forth in the following schedule:

Annual Base Rental Rate
Months	Per Square Foot of Rentable Area

02/01/07** - 10/31/08	$11.86
11/01/08 - 10/31/09	$12.22
11/01/09 - 10/31/10	$12.58

**With respect to the period February 1, 2007 through April 30, 2007, the parties acknowledge that Tenant shall be required to pay Base Rental as to the Second Floor Reduced Premises only, and not as to the Second Floor Give-Back Space, notwithstanding that Tenant is not required to vacate the Second Floor Give-Back Space until April 30, 2007 pursuant to Section 1 hereinabove.

4.     Tenant's Building Expense Percentage.

a. On February 1, 2007, Tenant's Proportionate Share shall be decreased to 17.4971%, which is the percentage obtained by dividing (i) the 91,999 square feet of Rentable Space in the current Premises less the 33,426 square feet of Rentable Space in the Third Floor Give-Back Space, by (ii) the 334,758 square feet of Rentable Space in the Building (as limited, however, by the proviso set forth in the definition of Tenant's Proportionate Share).

b. On May 1, 2007, Tenant's Proportionate Share shall be further decreased to 9.1780%, which is the percentage obtained by dividing (i) the 30,724 square feet of Rentable Space in the Reduced Premises by (ii) the 334,758 square feet of Rentable Space in the Building (as limited, however, by the proviso set forth in the definition of Tenant's Proportionate Share).

5.     Installation of Improvements to the Additional Premises. Landlord shall provide turn-key tenant finish improvements to the Third Floor Relocation Premises and the Second Floor Reduced Premises (collectively, the "Work") pursuant to the Leasehold Improvements Agreement attached hereto as Exhibit "D-2" and made a part hereof for all purposes. Except as set forth in this paragraph and in the Leasehold Improvements Agreement attached hereto as Exhibit "D-2", (i) the Reduced Premises are being provided to Tenant on an "as is, where is" basis, without any representations or warranties, whether express or implied, and subject to all faults and patent defects, and (ii) Tenant acknowledges and agrees that Landlord shall have no obligation beyond the obligations undertaken in this Third Amendment and the Leasehold Improvements Agreement to renovate the Reduced Premises, to construct or install tenant finish improvements in the Reduced Premises or to provide Tenant with a tenant finish allowance for the purpose of renovating the Reduced Premises or constructing or installing tenant finish improvements in the Reduced Premises.

6.     Moving Allowance. Landlord shall pay a moving allowance of $70,000 (the "Moving Allowance"), to reimburse Tenant for all third-party costs and expenses incurred in connection with relocating to the Reduced Premises, including installation of an exterior window. Tenant may seek reimbursement of such moving costs and expenses from time to time as they are incurred (but no more frequently than once per month), up to the maximum amount of the Moving Allowance, and Landlord shall reimburse same within thirty (30) days of receipt of each request for reimbursement including paid invoices or other documentation reasonably acceptable to Landlord evidencing payment of same; however, all requests for reimbursement must be submitted to Landlord by June 15, 2007.

7.     Brokerage. Tenant warrants that it has not had any dealings with any broker or agent in connection with the negotiation or execution of this Third Amendment, except for Bill Benton of Newmark Knight & Frank, who represented Tenant in this transaction ("Tenant’s Broker") and who shall be paid a commission in connection herewith pursuant to a separate agreement with the Landlord. Tenant and Landlord each agree to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to the transaction contemplated by this Third Amendment. The provisions of this paragraph shall survive the termination of the Lease, as amended hereby, or the termination of this Third Amendment.

8.     Termination Option. Provided that that no uncured Event of Default then exists (both at the time of the giving of notice and at the scheduled termination date), then Tenant may terminate this Lease effective as of October 31, 2008 (the "Effective Termination Date"), by delivering written notice of such termination (the "Termination Notice") to Landlord on or before July 31, 2008. Landlord shall provide Tenant written notice of the amount of the Termination Fee (defined below), within ninety (90) days following the Commencement Date for the Initial Premises. Tenant shall pay the Termination Fee in cash or immediately available funds to Landlord concurrently with the delivery of the Termination Notice. The term "Termination Fee" shall mean an amount of money equal to the brokerage commission paid to Tenant's Broker in connection with this Third Amendment. The Termination Fee shall be fully earned by Landlord upon its delivery and shall be non-refundable to Tenant for any reason. Notwithstanding Tenant's early termination of this Lease pursuant to this paragraph, Tenant shall remain liable for all obligations which accrue under this Lease through and including the Effective Termination Date. Tenant's failure to timely notify Landlord of Tenant's election hereunder or to timely deliver the Termination Fee to Landlord shall automatically extinguish Tenant's right to terminate this Lease. The termination option hereby granted to Tenant is personal to Tenant, and any assignment or subletting by Tenant of the Lease, or any termination of the Lease not in accordance with this Section shall terminate the termination option of Tenant hereby granted.

9.     Letter of Credit. Within two (2) weeks following satisfaction or waiver by Landlord of its condition precedent described in Section 22 below concerning the Boeing Lease defined therein, Tenant agrees to provide Landlord with a new letter of credit (the "Letter of Credit") issued by the financial institution that previously issued the existing letter of credit currently held by or on behalf of Landlord in connection with the Lease (the "Existing Letter of Credit"), or by such other financial institution that is reasonably acceptable to Landlord, and such Letter of Credit must otherwise be in form and substance that is either substantially the same as the Existing Letter of Credit, or is otherwise reasonably acceptable to Landlord. The Letter of Credit shall be in an amount equal to $1,000,000, and shall automatically decline by $40,000 on March 1, 2007 and by an additional $40,000 on the first (1st) day of each calendar month thereafter until it is reduced to $300,000. The Letter of Credit shall thereafter remain current at $300,000 and shall be kept in full force and effect until the expiration of the Term of the Lease, as amended hereby (including any renewals or extensions of the Term). Notwithstanding the foregoing, the Letter of Credit shall provide that no $40,000 monthly reduction shall be made or shall be effective at any time that Landlord has notified the issuer that an Event of Default has occurred under the Lease, as amended hereby. Upon Tenant's delivery of the Letter of Credit in compliance with this Section, Landlord shall surrender to Tenant the Existing Letter of Credit.

10.     Late Fees. The last sentence of Paragraph 6 of the Original Lease is hereby deleted in its entirety and replaced with the following:

In addition, at Landlord’s option, but only to the extent allowed by applicable law and not in excess of the amount allowed by applicable law, Tenant shall pay a late charge in the amount of ten percent (10%) of any installment of rental hereunder which is not paid within five (5) days of the date on which it is due in order to compensate Landlord for the additional expense involved in handling delinquent payments.

11.     Deleted Provisions. Section 3(g) of the Original Lease, and Rider Nos. 102, 103 and 104 to the Original Lease, are hereby deleted in their entirety.

12.     Exhibits. Exhibit "B-2" and Exhibit "D-2" attached hereto are hereby incorporated into the Lease, as amended hereby, as Exhibit "B-2" and Exhibit "D-2", respectively.

13.     No Defenses; No Representations or Warranties; Ratification. Tenant hereby certifies to the personal and current knowledge of the undersigned authorized signatory, that, as of the date of this Third Amendment, no disputes exist between Landlord and Tenant, Landlord is not in default under the terms of the Lease and the Lease is in full force and effect. Except as expressly provided in the Lease and except for certain claims that Tenant may have concerning latent defects, Tenant hereby further certifies to the personal and current knowledge of the undersigned authorized signatory, as of the date of this Third Amendment, Tenant has no claims against Landlord and has no defenses or offsets to the full and timely performance by Tenant of each of its duties and obligations under the Lease, whether monetary or otherwise. All terms and conditions contained in the Lease concerning the condition of the Premises shall apply to the Reduced Premises. Without limiting Landlord's representations, if any, or any obligations in the Lease (including those relating to the condition of the Premises), Tenant represents and warrants to Landlord that Tenant has conducted all such investigations as are necessary or appropriate to confirm the acceptability of the physical condition and characteristics of the Reduced Premises, the size and dimensions of the Reduced Premises and the suitability of the Reduced Premises for Tenant's intended use, and that Tenant is not relying upon or otherwise basing its decision to lease the Reduced Premises on any representations or warranties as to such matters made by or on behalf of Landlord.

14.     Severability of Provisions. A determination that any provision of this Third Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof, and any determination that the application of any provision of this Third Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

15.     Counterparts. This Third Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

16.     Governing Law. The terms and conditions of this Third Amendment shall be governed by the applicable laws of the State of Washington.

17.     Interpretation. Within this Third Amendment, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. The section headings used herein are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions hereof. The parties acknowledge that the parties and their counsel have reviewed and revised this Third Amendment and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Third Amendment or any exhibits or amendments hereto.

18.     Amendment. The terms and conditions hereof may not be modified, altered or otherwise amended except by an instrument in writing executed by Tenant and Landlord.

19.     Entire Amendment. This Third Amendment contains the entire agreement between the parties hereto with respect to the matters contained herein and fully supersedes all prior agreements and understandings between the parties pertaining to such subject matter.

20.     Successors and Assigns. The terms and conditions of this Third Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

21.     Confirmation of Lease; Construction. In the event of any ambiguity or uncertainty between any term or provision contained in the Lease and any term or provision contained in this Third Amendment, then in all such events the terms and provisions contained in this Third Amendment shall control.

22.     Condition Precedent. Tenant acknowledges that Landlord is negotiating a lease (the "Boeing Lease") with The Boeing Company, a Delaware ("Boeing"), pursuant to which Boeing will lease space that is part of the Premises currently leased by Tenant. The execution and delivery of the Boeing Lease by Boeing and Landlord are conditions precedent to the effectiveness of this Third Amendment. If the foregoing conditions precedent are not either satisfied or waived in writing by Landlord by February 8, 2007, then this Third Amendment shall be automatically void, and neither party shall have any rights, duties, obligations, liabilities or remedies with respect to this Third Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to Lease Agreement to be effective as of February 1, 2007.

LANDLORD:

WIREDZONE PROPERTY, L.P.

By:	WiredZone Property GenPar, LLC,
its general partner

By: /s/ Judson L. Pankey
Its: Managing Member

TENANT:

COMBIMATRIX CORPORATION

By: /s/ Amit Kumar
Title: CEO

STATE OF TEXAS                     §
                                                        §
COUNTY OF DALLAS              §

I certify that I know or have satisfactory evidence that ____Judson Pankey_____________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute this instrument and acknowledged it as the ___Managing Member__________ of WiredZone Property GenPar, LLC, general partner of WIREDZONE PROPERTY, L.P., to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED: February _1_, 2007.

(use this space for notarial stamp/seal)	/s/ Anne Marie Ryan Print Name: Anne Marie Ryan NOTARY PUBLIC in and for the State of Texas, residing at 5021 Middleton Cr. The Calvary, TX 75056 My Appointment expires: 9/12/09

 STATE OF _______________        §
                                                                 §
COUNTY OF _____________          §

I certify that I know or have satisfactory evidence that _______________________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute this instrument and acknowledged it as the _________________ of COMBIMATRIX CORPORATION, a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED: February __, 2007.

(use this space for notarial stamp/seal)	Print Name:_________________________ NOTARY PUBLIC in and for the State of _______________, residing at ______________________ My Appointment expires:__________________

EXHIBIT "B-2"

Diagrams of Third Floor Relocation Premises
and Second Floor Reduced Premises

[See attached two (2) sheets.]

EXHIBIT "D-2"

Leasehold Improvements Agreement

This Leasehold Improvements Agreement (this "Agreement") is made and entered as of February 1, 2007, in connection with that certain Third Amendment to Lease Agreement (the "Third Amendment"), executed concurrently herewith by and between WIREDZONE PROPERTY, L.P ("Landlord") and COMBIMATRIX CORPORATION ("Tenant"), and constitutes the entire agreement of Landlord and Tenant with respect to the construction and completion of the Reduced Premises described in the Third Amendment. In the event of a conflict between the provisions of this Agreement and other provisions of the Third Amendment, the provisions of this Agreement will control. Terms defined in the Third Amendment, when used herein, shall have the same meanings as are ascribed to them in the Third Amendment.

1. Since the Reduced Premises have been occupied by a previous tenant, Tenant hereby agrees to accept the Reduced Premises in its "as is" condition; provided, however, the portion of the Reduced Premises not currently occupied by Tenant shall be in broom-clean condition and all Building systems (including, without limitation, the structural roof, roof membrane, walls, foundations, existing HVAC and utility systems) shall be in good working order prior to the delivery of such portion of the Premises to Tenant.

2. Landlord agrees to turn-key the Work (as defined herein) to the Reduced Premises based on the space plans attached hereto as Exhibit "B-2", from which will be prepared plans and drawings mutually agreeable to the parties (the "Approved Working Drawings"), which turn-key pricing includes the preparation of space plans, working documents, standard and above standard improvements, construction management fees, and compliance with all applicable governmental laws, codes, rules and regulations including ADA/TAS. As used herein, "Work" shall mean all improvements to be constructed in accordance with and as indicated on the Approved Working Drawings. Landlord's approval of the Approved Working Drawings shall not be a representation or warranty by Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to perform the Work. All changes in the Work for partition changes or other material or structural changes must receive the prior written approval of Landlord which approval shall not be unreasonably withheld, delayed or conditioned.

3. Notwithstanding anything to the contrary contained herein, so long as Tenant does not request any changes to the Approved Working Drawings, as set forth above, no Excess (as defined herein) shall be charged to or payable by Tenant in connection with the construction of the Work.

4. Landlord shall construct the Work accordance with the Approved Working Drawings. The cost of the Work for the purpose of billing shall equal the cost of planning, designing and constructing such Work (including any contractor's fee and Landlord's cost of supervision and coordination of the work in an amount equal to four percent (4%) of the actual cost to Landlord of the construction).

5. All costs and expenses incurred in the design and construction of the Work shall be borne by Landlord; provided, however, that any costs and expenses (the "Excess") incurred as a result of changes to the Approved Working Drawing or change orders requested by Tenant which increase the cost of the Work shall be paid by Tenant, and shall be payable as follows:

(a) Tenant shall pay to Landlord, within thirty (30) days from delivery of Landlord's invoice to Tenant therefor, an amount equal to one hundred percent (100%) of such Excess (as then estimated by Landlord); and

(b) As soon as the final accounting is prepared and submitted to Tenant, and following the completion of all "punch list" items Tenant shall pay to Landlord, within thirty (30) days from delivery of Landlord's invoice to Tenant therefor, the entire unpaid balance, if any, of the actual Excess based on the final costs to Landlord as described in Paragraph 3 hereof.

The amounts payable hereunder, if any, shall constitute rent due pursuant to the Lease, as amended, at the times specified therein and failure to make any such payments when due shall constitute an event of default under the Lease, as amended, entitling Landlord to all of its remedies thereunder as well as all remedies otherwise available to Landlord.

6. If Tenant requests any changes in the Approved Working Drawings, Tenant shall present Landlord with revised drawings and specifications for Landlord's approval, which approval will not be unreasonably withheld (but may be withheld if Landlord believes that any changes could substantially delay the construction of the Work). If Landlord approves such changes, Landlord shall incorporate such changes in the Work following Landlord's receipt of a change order therefor executed by Tenant.

7. Should Landlord be delayed in substantially completing the Work as a result of (i) Tenant's requests for changes in the Approved Working Drawings which delay said Work or (ii) the performance of any Work contemplated herein by a contractor or agent employed by Tenant (any such contractor or agent being subject to the prior written approval of Landlord) or (iii) any other delay caused by Tenant, its agents or employees, then Tenant's obligation to pay Rent under the Lease, as amended, shall nevertheless commence on the applicable Commencement Date, unless such delays for which Tenant is responsible are in addition to delays for which Landlord is responsible, in which case the applicable Commencement Date and commencement of Rent under the Lease, as amended hereby, shall be extended for the period of delays for which Landlord was responsible.

8. Landlord hereby agrees that to the extent it acts as contractor hereunder, Landlord will commence or cause the commencement of the construction of the Work as promptly as is reasonably possible, and will proceed with due diligence to perform or cause such work to be performed in a good and workmanlike manner.

9. For the purposes of this Leasehold Improvements Agreement, the term "substantial completion" of the Work shall mean completion of such Work in all material respects excepting only minor "punch list" finish and touch-up work which does not interfere with the occupancy of the Reduced Premises by Tenant, as determined by Landlord's architect, and the issuance of a Certificate of Occupancy for the Reduced Premises to the extent required by the local building authority having jurisdiction over the Building. Tenant shall have until the thirtieth (30th) day following the applicable Commencement Date to submit a "punch list" to Landlord, and all such "punch list" items will be completed by Landlord within thirty (30) days of its receipt of such list.

10. All sums payable by Tenant to Landlord under this Leasehold Improvements Agreement shall constitute additional rental under the Lease, as amended. In the event Tenant shall fail to pay any amount of such additional rental when due, and any such failure continues for a period of ten (10) days after written notice of such failure is issued by Landlord to Tenant, then such failure shall constitute an Event of Default under the Lease, as amended, and hereunder and Landlord shall have the right to exercise all of its rights and remedies under the Lease, as amended, and under applicable law. In no event shall any termination of the Lease, as amended, by Landlord relieve Tenant of Tenant's obligation to pay to Landlord the sums payable by Tenant hereunder.

EXECUTED as of the day and year first above written.

LANDLORD:

WIREDZONE PROPERTY, L.P.

By:  WiredZone Property GenPar, LLC,
its general partner

By: /s/ Judson L. Pankey
Its: Managing Member

TENANT:

COMBIMATRIX CORPORATION

By: /s/ Amit Kumar
Title: CEO